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                                                                    EXHIBIT 10.3

                       Separation and Consulting Agreement

Effective as of August 1, 2002, that parties hereto agree that the Employment Agreement made and entered into as of May 15, 2000, by and between The viaLink Company (the "Company") and Mark Bromberg (the "Employee"), together with all amendments thereto (collectively, the "Employment Agreement") shall be terminated on the following terms:

1. The Company and Employee acknowledge that the effective date of Employee's separation and termination of employment and resignation from any and all offices held shall be the effective date of this Agreement; provided, however, only that compensation set forth in this Agreement shall be paid to Employee, whether or not accrued prior to the effective date of separation date. Compensation or other payment set forth in the Employment Agreement not specifically addressed herein, such as automobile allowances or expenses, shall terminate effective August 1, 2002.

2. In connection with such termination, Company and Employee agree that Company shall pay Employee eleven (11) biweekly payments of $5,948.00 each, paid in cash, starting on August 16, 2002, for a total aggregate payment of $65,428.00. All normal and customary payroll deductions currently in effect (such as FICA, Federal income tax withholding, and employee-authorized deductions for benefit plans), and which per this Agreement are anticipated to continue, shall continue to be made as appropriate. Employee's regular biweekly compensation shall be paid on August 2, 2002, at the rate in effect prior to this Agreement.

3. The Company will cause its records to reflect that Employee is on furlough until December 31, 2002; at Employee's option, payments to Employee shall be characterized as payments made for services rendered and Employee's services shall be characterized as consulting fees. For purposes of continuing Employee's coverage under the Company's health (medical, dental, and vision) insurance plans, to the extent legally permissible the Company shall report to the Company's insurers Employee's status in such manner as best calculated to continue Employee's coverage under those plans. Employee shall not be regarded as continuing Employee's employment with the Company for any other reason.

4. The Company will cause the administrator of the stock option plan of the Company to reflect continuing vesting until December 31, 2002, of all stock options granted by the Company to Employee; options not vested by December 31, 2002, shall be terminated and not replaced. All options vested and to become vested shall continue in force in accordance with the terms and conditions of the stock option plan until March 31, 2003, upon which date they will expire without notice to Employee (unless Employee has previously exercised the options, in which case they will be terminated by virtue of exercise and not replaced).

5. Employee shall keep the laptop computer and printer/fax, with related small equipment (e.g., cables and docking station) currently owned by the Company but in Employee's possession. To the extent Employee has any other property of the Company in

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     Employee's possession, including files, manuals, and papers, Employee shall return it to the Company upon completion of Employee's consulting services on December 31, 2002. Upon completion of Employee's consulting services on December 31, 2002, Employee shall surrender Employee's laptop computer to the Company for appropriate security screening and removal of appropriate programs and files, and the Company shall return Employee's laptop computer to Employee within 48 hours of receipt by the Company..

6. From time to time until January 1, 2003, the Company may, solely at its election, call upon Employee to perform consulting services, subject to Employee's availability, at no charge to the Company; provided, Employee shall not be asked to perform services in excess of fifteen (15) hours per week. Employee undertakes to work to complete various projects for the Company, including the Efficient Foodservice Response regarding the Company, prior to January 1, 2003. Time devoted to the completion of these projects shall be counted toward the fifteen hours per week maximum commitment by Employee. Employee's e-mail address and services at the Company shall be continued until January 1, 2003, so as to allow Employee to perform these services for the Company. Any out-of-pocket expenses incurred by Employee in the performance of consulting services shall be reviewed, approved, and paid to Employee in the normal course of expense reporting and reimbursement, and any expenses pending as of the effective date of this Agreement shall be similarly reimbursed.

7. The covenants pertaining to non-competition and confidentiality, all as set forth in the Employment Agreement, shall continue in full force and effect throughout the term of this Agreement, ending effective as of December 31, 2002. Employee shall have the right to hire, directly or indirectly, departing employees of the Company, and his past actions in this regard are hereby ratified.

8. Other than as herein agreed, each party hereto releases the other, and to the extent applicable the other's affiliates, directors, officers, employees, heirs, and assigns, from any and all claims, demands or causes of action regarding the Employment Agreement, Employee's employment by the Company, any law or regulation purporting to control or actually controlling Employee's employment by the Company, as well as Employee's acts or omissions while employed by the Company. The terms of this Agreement shall supersede and control any contrary provision of any other agreement between the parties and shall be binding upon each party's heirs, successors, and assigns, as applicable.

9. Both parties acknowledge and agree that this Agreement must be approved by the Compensation Committee of the Company's Board of Directors prior to its being binding upon either party to this Agreement. The Company undertakes to circulate this Agreement for said approval promptly upon complete execution of this Agreement, and both parties undertake to recommend its approval by the Compensation Committee of the Company's Board of Directors.


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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Separation Agreement effective as of the date first above written.

The viaLink Company                           Employee:


By: /s/Warren D. Jones                        /s/ Mark Bromberg
    -------------------------------           --------------------------------
                                              Mark Bromberg

Title: Chief Executive Officer